EXHIBIT 23.06

Consent of McKinnon & Company, Inc.

We hereby consent to the inclusion as Appendix D to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Bank of the Carolinas Corporation of our letter to the Board of Directors of Bank of the Carolinas Corporation and to the references made to such letter and to the firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/S/    McKinnon & Company, Inc.

McKINNON & COMPANY, INC.

Durham, North Carolina

August 23, 2007